John D. Hogoboom                           Tel  973.597.2382  Fax  973.597.2383
Member of the Firm                                     jhogoboom@lowenstein.com

May 27, 1998

Barringer Technologies Inc.
219 South Street
New Providence, New Jersey 07974

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 125,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Barringer Technologies Inc., a Delaware corporation (the "Company") issuable upon exercise of warrants issued by the Company to the managing underwriter of its November 1996 public offering (the "Underwriter's Warrants") (together with such indeterminate number of additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Underwriter's Warrants, the "Shares"), (ii) 125,000 warrants to purchase shares of Common Stock issuable upon exercise of the Underwriter's Warrants (together with such indeterminate number of additional purchase warrants as may become issuable pursuant to the anti-dilution provisions of the Underwriter's Warrants, the "Purchase Warrants"), and (iii) 31,250 shares of Common Stock issuable upon the exercise of the Purchase Warrants (together with such indeterminate number of additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Purchase Warrants, the "Purchase Warrant Shares"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (i) when the Shares have been duly issued by the Company upon the due exercise of the Underwriter's Warrants so that the number of shares of Common Stock then outstanding does not exceed the number of shares of Common Stock then authorized, and the Company has received payment in full of the exercise price therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable, (ii) upon the due exercise of the Underwriter's Warrants and the Company's receipt of the purchase price therefor, the Purchase Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (iii) subject to the opinion set forth in clause (ii) above, when the Purchase Warrant Shares have been duly issued by the Company upon the due exercise of the Purchase Warrants so that the number of shares of Common Stock then outstanding does not exceed the number of shares of Common Stock then authorized, and the Company has received payment in full of the exercise price therefor, the Purchase Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

LOWENSTEIN SANDLER PC